Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3 No. 333-150682) and related prospectus of Teekay Offshore Partners L.P. and to the incorporation by reference in Registration Statement (Form S-8 No. 333-147682) pertaining to the Teekay Offshore Partners L.P. 2006 Long Term Incentive Plan and in the Registration Statement (Form F-3 No. 333-150682) and related prospectus of Teekay Offshore Partners L.P. of our report dated March 16, 2010 with respect to the carve-out financial statements of Petrojarl Varg from October 1 to December 31, 2006, January 1 to December 31, 2007, and January 1 to December 31, 2008 (Successor) and January 1 to September 30, 2006 (Predecessor) included in the Report on Form 6-K furnished with the Securities and Exchange Commission on March 16, 2010.

Vancouver, Canada March 16, 2010	/s/ ERNST & YOUNG LLP Chartered Accountants